Marina Biotech Appoints Nancy R. Phelan to the Board of Directors

Research Triangle Park, NC – October 3, 2018 – Marina Biotech, Inc. (OTCQB: MRNA), a commercial stage pharmaceutical company focused on the development and commercialization of innovative therapeutics for hypertension, arthritis and pain, today announced that Nancy R. Phelan has been appointed to serve as a member of its Board of Directors, effective today.

Ms. Phelan is an accomplished senior executive and thought leader with over 20 years’ success in the healthcare and biotech industries. Since October 2018, Ms. Phelan has served as Chief Business Officer, Innate Biologics, where she is responsible for strategy, business development and operations. Since January 2018, Ms. Phelan has served as an Executive Advisor to Innate Biologics. Previously, Ms. Phelan served as Senior Vice President, Commercial Growth at Outcome Health, since July 2017. Ms. Phelan has also served since April 2018 as an Independent Board Member for FemmePharma Consumer Healthcare, since August 2018 as an Advisory Board Member for Eved, and since May 2018 as a member of the Pharma Digital Health Roundtable Steering Committee. From September 2011 until December 2016, Ms. Phelan held roles of increasing responsibility for Bristol-Myers Squibb Company (“BMS”), including Vice President, U.S. Customer Strategy and Operations and Head, Worldwide Commercial Operations. Prior to her time at BMS, from October 2004 until September 2011, Ms. Phelan held leadership roles in global and U.S. marketing at Wyeth, which was acquired by Pfizer Inc. in 2009. Ms. Phelan received a BA with Honors from Franklin & Marshall College and completed coursework in Villanova University’s MBA program.

“Marina is at an exciting stage of scaling up its commercial platform and actively exploring several business development opportunities,” said Robert C. Moscato, Jr., Chief Executive Officer of Marina Biotech. “Nancy’s pharmaceutical, technology and healthcare prowess will help accelerate the growth of the company and increase shareholder value.”

“I am delighted to join the Board of Marina,” Ms. Phelan said. “Marina is focused, under the leadership of Robert Moscato, on enhancing patient outcomes while leveraging its technology platform, and I am excited to work with Marina and the Board to achieve its goals.”

“I am excited about Nancy joining our Board,” said Dr. Uli Hacksell, Chairman of Marina’s Board of Directors. “Her broad experience and expertise will nicely complement that of the other Directors.”

Vuong Trieu, Ph.D. has resigned as a member of the Board of Directors to pursue other interests, effective immediately. “We want to thank Dr. Trieu for his service and wish him well,” Mr. Moscato said.

About Marina Biotech

Our mission is to provide effective and patient-centric treatment for hypertension, including resistant hypertension, by creating a platform for the effective treatment of hypertension as well as for the distribution of fixed-dose combination hypertensive drugs such as PRESTALIA® (perindopril arginine and amlodipine besylate) and such other drugs as may enter our pipeline. Our commercial product, PRESTALIA, is approved by the US FDA for the treatment of hypertension to lower blood pressure and is being commercialized through our proprietary DyrctAxess platform. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain funding to support its commercialization and clinical development activities; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that was filed on April 17, 2018. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

PR and Investor Contact:

Eric Teague. CFO

Email: eteague@marinabio.com